CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Income Trust of our report dated February 15, 2017, relating to the financial statements and financial highlights, which appears in Templeton Emerging Markets Bond Fund, Templeton Global Bond Fund, Templeton Global Total Return Fund, and Templeton International Bond Fund’s Annual Report on Form N-CSR for the period ended December 31, 2016.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 24, 2017